Exhibit 99.1

                  Zale Corporation Announces SEC Investigation

    DALLAS--(BUSINESS WIRE)--April 10, 2006--Zale Corporation (NYSE:
ZLC) announced today that the Securities and Exchange Commission has initiated a non-public investigation relating to various accounting and other matters related to the Company, including accounting for extended service agreements, leases, and accrued payroll. Subpoenas issued in connection with the investigation request materials relating to these accounting matters as well as to executive compensation and severance, earnings guidance, stock trading, and the timing of certain vendor payments.
    The Company believes that its accounting complied with generally accepted accounting principles and is reviewing the matter. The Company will cooperate fully with the SEC's investigation.
    Zale Corporation is North America's largest specialty retailer of fine jewelry operating approximately 2,345 retail locations throughout the United States, Canada and Puerto Rico, as well as online. Zale Corporation's brands include Zales Jewelers, Zales Outlet, Gordon's Jewelers, Bailey Banks & Biddle, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Through its ZLC Direct organization, Zale also operates online at www.zales.com and www.baileybanksandbiddle.com. Additional information on Zale Corporation and its brands is available at www.zalecorp.com.

    CONTACT: Zale Corporation
             David H. Sternblitz, 972-580-5047
             Vice President and Treasurer